Exhibit 21.1

CAI INTERNATIONAL, INC.

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction
Container Applications Limited	Barbados
Container Applications International (U.K.) Limited	United Kingdom
Sky Container Trading, Ltd.	United Kingdom
Sky Container Trading, Inc.	California
CAI Luxembourg S.a r.l.	Luxembourg
Container Applications (Malaysia) SDN BHD	Malaysia
Container Applications (Singapore) Pte. Ltd.	Singapore
CAI Deutschland GmbH	Germany
Container Applications International Ltd.	Japan
CAIJ, Inc.	Japan
CAI Consent Sweden AB	Sweden
CAI International GmbH	Germany
CAL Funding I Limited	Bermuda
CAL Funding II Limited	Bermuda
CAI Rail Inc.	Delaware